Exhibit 99.1

Jerash Holdings Signs Definitive Agreement to Acquire Land and Building

Transaction Complements Previously Announced Acquisition

of MK Garments’ Manufacturing Factory

FAIRFIELD, NJ, July 20, 2021 - Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sports and outerwear for leading global brands, today announced its wholly owned subsidiary, Jerash Garments and Fashions Manufacturing Co., Ltd., has signed a definitive agreement with Kawkab Venus Al Dowalyah Lisenaet Albesah to acquire the physical premises of the previously announced MK Garments manufacturing factory, in Amman, Jordan, for $2.7 million in cash.

The physical premises being acquired consist of a 71,000 square-foot building and land that house the apparel manufacturing operations. The transaction, which is expected to be completed by November 2021, complements Jerash’s previously announced acquisition of the factory of MK Garments, which is expected to close in August.

“We are pleased to have executed this part of the agreement, under which Jerash will own the building and land for the manufacturing operations,” said Sam Choi, Chairman and Chief Executive Officer. “This transaction enables us to save on operational expenses and gives us flexibility for future expansion as our business continues to grow. We already are receiving orders for this new facility, which is expected to allow Jerash to increase production capacity by approximately 20 percent.”

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sports and outerwear for leading global brands and retailers, including Walmart, Costco, New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and VF Corporation (which owns brands such as The North Face, Timberland, and JanSport). Jerash’s existing production facilities comprise four factory units, one workshop, and four warehouses, and Jerash currently employs approximately 4,500 people. The total annual capacity at its facilities was approximately 12.0 million pieces as of March 31, 2021. Additional information is available at www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may,” “would,” “could,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, the completion of the acquisition of the apparel facility and the physical premises in Amman, Jordan, reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

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Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980

jsfetcu@pondel.com